Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 16, 2006, and entered into by RUB A DUB SOAP, INC., a Colorado corporation ("RBCO") and RUB A DUB SOAP, INC., a Nevada corporation ("RBNV").

                                    RECITALS

         1. RBCO is a Colorado corporation, the address of which is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. The date of filing of RBCO's original Articles of Incorporation is September 28, 2001, as amended from time to time (the "Colorado Articles").

         2. RBNV is a Nevada corporation, the address of which is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. The date of filing of RBNV's Articles of Incorporation is February 28, 2006 (as amended from time to time, the "Nevada Articles").

         3. RBCO and RBNV have determined that it is advisable and in their best interests to merge RBCO with and into RBNV (the "Merger").

                         TERMS AND PROVISIONS OF MERGER

         In consideration of the foregoing Recitals and of the following terms and provisions, and subject to the following conditions, it is agreed:

         1. Merger. The effective time of the Merger (the "Effective Time") shall be a date when the parties shall have executed and filed a Certificate of Merger with the Secretaries of State of Colorado and Nevada. As of the Effective Time, RBCO shall be merged with and into RBNV. Following the Effective Time, RBNV shall be the surviving entity of the Merger (hereinafter sometimes referred to as the "Surviving Entity"), and the separate organizational existence of RBCO shall cease.

         2. Governing Documents.  The Nevada Articles shall govern the Surviving
Entity  without  further  change  or  amendment  until  thereafter   amended  in
accordance with the provisions thereof and applicable law.

         3. Tax. The transactions effected pursuant to this Agreement are intended to be a tax free reorganization within the meaning of Internal Revenue Code of 1986 ("Code") section 368(a) and this Agreement constitutes a plan of reorganization within the meaning of Code section 354.

         4. Name. The name of the Surviving Entity shall be Rub A Dub Soap, Inc.

         5. Succession. At the Effective Time, the Surviving Entity shall acquire and possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of RBCO; and all property, real, personal and mixed, and all debts due to RBCO on whatever account, including all other things and causes of action, shall be vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall be



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thereafter as effectually  the property of the Surviving  Entity as they were of
RBCO, and the title to any real property vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and liens upon any property of RBCO shall be preserved unimpaired, and all debts, liabilities and duties of RBCO shall thenceforth attach to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Entity; provided, however, that such liens upon property of RBCO shall be limited to the property affected thereby immediately prior to the Merger.

         6. Further Assurances. From time to time, as and when required or requested by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of RBCO such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of RBCO and otherwise to carry out the purposes of this Agreement, and the authorized officers of the Surviving Entity are fully authorized in the name and on behalf of RBCO or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

         7. Conversion of Capital Stock. At the Effective Time, all issued and outstanding common shares of RBCO shall be automatically converted into the right to receive shares of RBNV on the basis of one new share of RBNV for each ten (10) outstanding shares of RBCO (the "Merger Consideration"). At the Effective Time, all other previously issued and outstanding shares of common or preferred stock of RBCO that were issued and outstanding immediately prior to the Effective Time shall be automatically cancelled.

         8. Options. At the Effective Time, all outstanding and unexercised portions of all options and warrants to purchase shares of RBCO shall be automatically converted into an option or warrant to purchase equivalent shares of RBNV.

         9. Employee Benefit Plans. As of the Effective Time, the Surviving Entity shall assume all obligations of RBCO under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

         10. Accounting Matters. RBNV agrees that upon the Effective Time, the assets, liabilities, reserves and accounts of RBCO shall be taken up or continued on the books of RBNV in the amounts at which such assets, liabilities, reserves and accounts shall have been carried on the books of RBCO immediately prior to the Effective Time, subject to such adjustments as may be appropriate to give effect to the Merger.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within the State of Nevada.



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         12.  Amendment.  Subject  to  applicable  law,  this  Agreement  may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

         13. Deferral or Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by RBNV if circumstances arise which, in the opinion of the Board of Directors of RBNV, make the Merger inadvisable or such deferral of the time of consummation advisable.

         14. Counterparts. This Agreement may be executed in any number of counterparts each of which when taken alone shall constitute an original instrument and when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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         IN WITNESS  WHEREOF,  RBCO and RBNV have  caused this  Agreement  to be signed by their respective duly authorized officers and delivered this 16th day of March, 2006.

                                                    RUB A DUB SOAP, INC.,
                                                    a Colorado corporation



                                                    By: /s/ Kevin B. Halter, Jr.
                                                       -------------------------
                                                       Kevin B. Halter, Jr.
                                                       President


                                                    RUB A DUB SOAP, INC.,
                                                    a Nevada corporation



                                                    By: /s/ Kevin B. Halter, Jr.
                                                       -------------------------
                                                       Kevin B. Halter, Jr.
                                                       President